Exhibit 3.1.16

FILED DONETTA DAVIDSON COLORADO SECRETARY OF STATE

20021028697 C $ 100.00 SECRETARY OF STATE 02-06-2002 13:44:12

ARTICLES OF ORGANIZATION

OF

STARGATE MANAGEMENT LLC

The undersigned natural person, being 18 or more years of age, hereby organizes a limited liability company under the Colorado Limited Liability Company Act (the “Act”) and adopts the following Articles of Organization for such limited liability company:

FIRST: The name of the limited liability company is Stargate Management LLC (the “Company”).

SECOND: The address of the principal place of business of the Company is 1675 Broadway, Suite 2600, Denver, CO 80202.

THIRD: The address of the initial registered office of the Company is 1675 Broadway, Suite 2600, Denver, CO 80202. The name of its initial registered agent at such address is John G. Lewis.

FOURTH: The management of the limited liability company shall be vested in managers rather than members. The names and business addresses of the initial manager of the Company who shall serve as manager until their successor is elected and qualified is:

Name	Business Address
John G. Lewis	1675 Broadway, Suite 2600, Denver, CO 80202

FIFTH: The address to which the Secretary of State may send a copy of this document upon completion of filing (or to which the Secretary of State may return this document if filing is refused) is 1675 Broadway, Suite 2600, Denver, CO 80202 Attn: John G. Lewis.

SIXTH: The name and address of the organizer is:

John G. Lewis	1675 Broadway, Suite 2600, Denver, CO 80202

DATED: February 6, 2002.

ORGANIZER:

/s/ John G. Lewis
John G. Lewis

The Colorado Secretary of State may contact the following authorized person regarding this document:

Name John G. Lewis; address 1675 Broadway, Suite 2600, Denver, CO 80202;voice 303-623-2700 fax 303-623-2062 e-mail jlewis@irelandstapleton.com